Exhibit 10.2
GMP Amendment Number 11
     This Separate GMP Amendment is executed this 13th day of April, 2007, by Gaylord National, LLC (“Owner”) and Perini Tompkins Joint Venture (“Construction Manager”) pursuant to the Agreement dated May 9, 2005 (“Agreement”) executed by the parties for the performance by the Construction Manager of certain construction work and construction management services for the Gaylord National Harbor Resort and Convention Center Project (“the Project”) as identified therein,
1.	Pursuant to the Agreement, Construction Manager hereby agrees that the Guaranteed Maximum Price (“GMP”) for the Work to be performed on the Project (including all Work under this GMP Amendment Number 11 and all Work previously authorized pursuant to GMP Amendments shall be $536,181,691 and that the GMP is accounted as follows: (a) the Preconstruction Services equals $350,000, (b) the Construction Manager’s Lump Sum General Conditions equals $23,573,680, (c) the Cost of the Work equals $484,716,405, (d) the Construction Manager’s Fee equals $16,135,361, (e) Contingency equals $11,099,534, (f) Insurance equals $56,154, and (g) the Mock-up Room cost of Work equals $250,557.

2.	For the purposes of this GMP Amendment Number 11, “Phase Two” shall be defined as the five hundred room seven-story addition to the Project with 28,000 square feet of meeting space plus support area. The parking garage has been expanded in Phase II to accommodate the additional parking required.

3.	Reference Article 5 Contract Sum of the Agreement and relevant Paragraphs and subparagraphs:
The first subparagraph only of Paragraph 5.1 is hereby deleted and replaced with the following:
5.1 The Owner shall pay the Construction Manager in current funds for the Construction Manager’s performance of the Contract, the Contract Sum consisting of the Cost of the Work as defined in Article 7, the Fixed General Conditions established in Section 5.2.1.2 and the Construction Manager’s Fee. The Construction Manager’s Fee shall be calculated as a product of the fee percentage of three and one quarter percent (3.25%) and the Fee Adjusted Cost of the Work. The Fee Adjusted Cost of Work is defined as the Cost of the Work as defined in Article 7 minus $30,000,000. The Construction Manager’s Fee shall not exceed Twenty-One Million Five Hundred Twenty-Five Thousand Eight Hundred Sixty Dollars ($21,525,860). The Construction Manager’s Fee shall be the Construction Manager’s sole compensation for its profit, home office services and supervision, overhead and for any and all other costs or expenses incurred in connection with the performance of the Work, except for items specifically included in the Cost of the Work and Fixed General Conditions. There shall be no increase in the Construction Manager’s Fee by reason of any increase in the Cost of the Work affected by Change Order or Change Directive or by a claim of Construction Manage following the establishment of the contract price in each GMP Amendment or separate GMP Amendment except as specifically agreed in this GMP Amendment Number 11.

The provisions of Article 5 are not otherwise altered by Paragraph 3 of GMP Amendment Number 11.

4.	Reference Article 5 Contract Sum of the Agreement and relevant Paragraphs subparagraphs:

In consideration of the work to be performed under Phase Two, the Fixed General Conditions, as more fully defined and described in subparagraph 5.2.1.2 of the Agreement, are hereby increased to a lump sum amount of $23,573,680. This lump sum amount includes all Fixed General Conditions for the Work at the Project. The provisions of subparagraphs 5.2.1.2 of the Agreement remains in full force and effect and are not otherwise amended by the increase in the Fixed General Conditions facilitated by this GMP Amendment Number 11.

OWNER		CONSTRUCTION MANAGER
GAYLORD NATIONAL, LLC		PERINI TOMPKINS JOINT VENTURE
By:	Gaylord Hotels, Inc. sole member

By:	/s/ David C. Kloeppel Name: David C. Kloeppel	By:	/s/ Mark Makary Name: Mark Makary
	Title: EVP		Title: Principal in Charge